ARTICLES OF ASSOCIATION

                              of the Joint Venture

                                      TAKT


Paragraph Paragraph Title                                            Page

1         Name and registered office                                   1

2         Object of the Joint Venture                                  2

3         Procedure                                                    4

4         Legal principles                                             7

5         Participants                                                 9

6         Principles of the economic activities of the Joint Venture  10

7         Business year                                               12

8         Articles of Association Fund                                13

9         Financing                                                   15

10        Disposal of shares                                          16

11        Inclusion of further participants                           17

12        Branches                                                    18

13        Reserve fund and further funds                              19

14        Liability of the Joint Venture                              20

15        Profit distribution and loss cover                          21

16        Depreciation                                                22

17        Accounting and reporting                                    23

18        Chief Accountant                                            24

19        Annual Accounts                                             25

20        Auditing of the financial and economic activities           26

21        Organs of the Joint Venture                                 27

22        Managing Board                                              28

23        Board of Directors                                          32

24        Powers of the Managing Director of the First Deputy
          Managing Director                                           36

25        Directors and Personnel                                     38

26        Cancellation and termination of the Joint Venture           39

27        Arbitration Court and applicable law                        41

28        Amendments and addenda to the Articles of Association       42

29        Language of the Articles of Association                     43

30        Validity Clause                                             44

31        Adjustment of the Articles of Association                   45

32        Integral components of the Articles of Association          46

33        Signing of the Articles of Association                      47


                                  Paragraph 1

                           Name and Registered Office
                              of the Joint Venture

1.1. The name of the Joint Venture of the contractual participant shall be:

                                      TAKT

1.2. The Registered Office of the company shall be at:

                                 677005 Yakutsk
                              ul. Chalturina, 4/1
                     Yakut-Sacha Socialist Soviet Republic
                                      USSR

                                  Paragraph 2

                          Object of the Joint Venture

2.1. The participants do hereby form a Soviet-Austrian Joint Venture on the basis of the contract governing the formation and activities of a Joint Venture.

     The object of this Joint Venture shall be

     - especially thc completion of exploration works for the development of hydrocarbons deposits in the area of the Yakut-Sacha Socialist Soviet Republic on a risk basis, the development extraction and processing of hydrocarbons, their transportation and sale both in the USSR and abroad,

     - likewise extraction, processing, transportation and sale of other natural earth resources,

     - the erection and operation of industrial and transportation systems as well as the construction of communal dwellings, design, calculation, erection and installation works as well as the commissioning and erection especially of plant and equipment for the extraction and processing of hydrocarbons,

     - the exploitation of the timber of the Yakut-Sacha Socialist Soviet Republic, the provision of timber, the production of sawn and other timber products as well as the sale of these products both in the USSR and abroad,

     - the rendering of services for the economic and social development of the collectives of the Soviet participant and the areas intended for carrying on the activities.

     - the organisation and completion of research and development works in the area of the development, extraction and processing of raw materials in the form of hydrocarbons and other natural earth resources necessary for the fulfillment especially of the production programme and the plans of the Joint Venture,

     - the undertaking of publicity measures for the products produced and services offered by the Joint Venture,

     - the taking of measures in the field of marketing and the procurement of foreign trade policy services in connection with exports and imports,

     - as well as other forms of activities not excluded by the legislation of the USSR.

2.2. The Joint Venture is formed with the intention of making profits.

2.3. The Joint Venture shall conclude and undertake independently the export and import transactions necessary for the setting up and operation of its exploration, development, extraction, processing and transportation systems and plants as well as for the sale of the hydrocarbons and its production and take any other measures necessary for the object of the Joint Venture as well as undertaking on its own the legal transactions necessary for its activities.

2.4. The Joint Venture shall be entitled to exploit the deposits found and developed by it and sell the hydrocarbons and products gained therefrom on the market of the USSR or the world market at prices fused by it and competitive on the world market. The jointly extracted natural earth resources shall include amongst other things noble gases (i.e. Helium), sulphur, carbon dioxide, nitrogen, lithium and strontium.

2.5. In order to achieve an economically meaningfu1 and most comprehensive possible utilisation of the deposits found by it, the Joint Venture shall also be entitled to sell the other natural resources also extracted from these deposits when extracting hydrocarbons on the market of the USSR or on the world market at prices determined by it and competitive on the world market.

2.6. The Joint Venture shall be entitled, to sell consumer goods to the personnel employed in the Joint Venture, the family members of the personnel as well as to natives of the Yakut-Sacha Socialist Soviet Republic and render services thereto free of charge.

                                  Paragraph 3

                                   Procedure

3.1. The Joint Venture shall materialise its object in the following three phases:

     1.   Exploration:

          The Joint Venture shall in the first instance undertake exploration works in the two spatial sections, the position and extension of which can be seen from the survey map attached to these Articles of Association in Appendix 1 and the corresponding apportionment deed of the State Organs empowered to do this, relating to these sections.

          Section 1 covers the main part of the Kempendjaksker basin and the adjacent areas of the Chebydinsk uplift and the Suntarsk saddle and has the form of a rectangle with a surface area of 14,400 square kilometres (map in Appendix 2).

          Section 2 extends over the area of the Nepsk-Botuobinsk uplift and the Predpatomsk basin in the form of a pentagon with a surface area of 6,900 square kilometres (map in Appendix 3).

          In section 1 the Joint Venture has to fulfill above all the following tasks in the first phase:

          -    Processing of the seismic data - 850 km;

          -    Valuation of the seismic information;

          -    Simulation and preparation of the geochemical and facies maps;

          - Drilling of a test bore with breakdown of the subsalinary reservoir.

          In section 2 the Joint Venture must in the first phase catty out the following tasks:

          a)   Verchenmurbaisk Area:

               -    processing of the seismic data - 820 km;

               -    valuation of the seismic information;

               -    technical and economic valuation of the area;

               - in the event of proof of the economic nature of an extraction- drilling works in a scope to be appropriately stipulated.

          b)   Otradninsk area:

               -    Processing of the seismic data - 420 km;

               -    Valuation of the seismic information;

               - Drilling of one or two test bores (including the bores already being drilled).

          The fulfillment of these tasks of the Exploration phase will probably extend over a period of three to five years.

          After conclusion of the aforementioned and where necessary any additional works and after ensuring the economic nature of any extraction taking into account the making of reasonable profits in freely convertible currency, the details of the activities of the Joint Venture shall be stipulated in the following phases by the contractual participants.

     2. When the economic nature of an extraction has been ensured the Joint Venture shall within a further five years make preparations and take measures for an economic extraction of the hydrocarbons found.

          Further participants will where necessary also be taken up for this purpose.

     3.   Extraction and sale of production:

          This phase of economic extraction shall extend from the date of the commercial commencement of extraction over the period of time necessary for an exploitation of the deposits found in Sections 1 and 2.

3.2. In the event of economic extraction the Joint Venture may a1so take over the processing, transportation and sale of its production and in so doing if necessary also make use of the help of third parties.

3.3. In the event of the agreement of the participants and the receipt of the approvals and licenses necessary for this the Managing Board may also decide to extend the exploration, development and extraction to areas other than those marked in Appendix 2 and 3. In this case the regulations of this paragraph shall be applied appropriately as regards the procedure to be followed.

                                  Paragraph 4

                                Legal principles

4.1. The Joint Venture of the contractual participants shall have the legal form of a Joint Venture in accordance with Decree No. 49 of the Council of Ministers7 of the USSR of 13.01.1987, Decree No. 1074 of the ZK of the KPSU and of the Council of Ministers of the USSR of 17.09.1987,theDecree of the Council of Ministers of the USSR No. 1405 of 02.12.1988, the Decree of the Council of Ministers of the USSR No. 203 of 07.03.1989 as well as the regulation documents of the Russian Federalist Soviet Republic and the Yakut-Sacha Socialist Soviet Republic leading directly to these Decrees of the USSR.

4.2. The Joint Venture shall have the rights of a legal entity governed by Soviet Law on the date of its registration at the Ministry for Finances of the RFSFR.

4.3. The formation and activities of the Joint Venture shall be undertaken on the basis of this contract and the appendices attached to it, especially the Articles of Association of the Joint Venture (Appendix 4), whereby the Articles of Association are an integral component of this contract. If any conditions of the contract differ from the Rules of the Articles of Association, then the conditions of this contract shall take precedence over the rules of the Articles of Association.

4.4. The utilisation of the land and soil, the water, the forests, the natural earth resources and other resources claimed for its activities, especially in sections 1 and 2 sketched out in Paragraph 3 for the exploration and extraction of hydrocarbons shall be effected on the basis of the applicable deed of allocation issued by the competent Council of the Peoples Deputies of the Yakut-Sacha Socialist Soviet Republic under corresponding license for exploration and extraction as well as the approvals and licenses of the USSR, thc RSFSR and the Yakut-Sacha Socialist Soviet Republic for the exporting of hydrocarbons agreed with the Ministry for Geology of the USSR and approved by the State Committee of the RSFSR for Geology and Utilisation of energy fields and mineral oil reserves, for the duration of the economic extraction and for the purpose of the exclusive exploration, development, extraction, processing, transportation and sale of hydrocarbons from the aforementioned sections.

     These documents shall be attached after they have been issued to the documents relating to the formation and activities of the Joint Venture.

4.5. The Joint Venture shall have a seal with its name and a logo, which will be determined by the Managing Board.

4.6 The official languages of the Joint Venture shall be Russian and German. Managing Board and Board of Directors documents shall be drafted in both languages.

                                  Paragraph 5

                                  Participants

The participants of the Joint Venture are:

     1.   PGO LENANEFTEGASGEOLOGIJA

          Lena-Geologie-und Produktionsvereinigung
          fuer Erdoel-und Erdgasexploration

          Yakutsk-20, 67781 GSP,
          ul. Chalturina, 4/1

          Yakutsk-Sacha Socialist Soviet Republic,

          Union of Socialist Soviet Republics

     2.   OEMV (JAKUTIEN) Exploration Gesellschaft m.b.H.

          A-1090 Vienna
          Otto Wagner-Platz 5

          Austria

                                  Paragraph 6

                     Principles of the economic activities
                              of the Joint Venture

6.1. The economic activities of the Joint Venture shall be effected completely on the basis of independent economic accounting, its own financial liability and - after completion of the exploration and development financed by the participants on a risk basis - on the generation of its funds in Soviet Roubles and freely convertible currency in accordance with its own operating and financing plans.

6.2. The operating and financing plans shall be prepared in advance in each case by the 30th of each September for the following business year by the Board of Directors, unless otherwise laid down by the Managing Board. The plans must be approved by the Managing Board. In the Joint Venture budget plan arising from these plans the receipts and expenditure to be expected shall be listed separately for Soviet Roubles and freely convertible currency.

6.3. The Joint Venture shall itself bear the costs incurred for the exploration, development, extractions, processing, transportation and sale of the hydrocarbons. The credit lines and loans taken up for the financing of the aforementioned activities shall be repaid from the proceeds occurring as a result of its economic and financial activities.

6.4. The Joint Venture shall have the right, within the framework of carrying out its tasks, to place orders with third parties, to use the infrastructure which exists in the USSR and especially in the Yakut-Sacha Socialist Soviet Republic and take part in the development of this infrastructure especially through the setting up of medical projects and various telecommunications systems.

6.5. The Joint Venture and the third parties instructed by it shall be entitled, to import independently and where necessary export the machines and equipment, materials, auxiliary items of equipment, food and other items intended for the personal use of the personnel carrying out this work necessary for the activities of the Joint Venture, including medical equipment, drugs, consumer goods, te1ecommunications technology and the like.

6.6. The Joint Venture shall be entitled within the framework of the licenses issued to it by the Ministry for Foreign Trade Relations of the USSR as well as any other competent State Committees, Ministries and authorities, to import the goods it requires for materialising the object of the Joint Venture and to export the raw materials and products it extracts.

6.7. Any proceeds from its economic activities, in whatever currency, shall accrue solely to the Joint Venture, which will set up and conduct in the USSR its own accounts for Soviet Roubles and freely convertible currency. The Joint Venture shall be entitled where necessary within the framework of what is permissible in accordance with Soviet legislation also to set up and conduct accounts outside the USSR.

6.8. Thc Joint Venture shall ensure within the framework of its legal obligations and what is economically tolerable:

     - a complete geological survey and a rational and comprehensive utilisation of the natural earth resources and the protection of these;

     - the carrying out of the works connected with the utilisation of the natural earth resources which will be harmless to the employees of the Joint Venture and local populations;

     - the protection of air, earth, forests, waterways and other environmental and natural features as well as buildings and structural facilities against the possible harmful effects of the works connected with the utilisation of the natural earth resources;

     - the protection of natural parts, natural, historical and artistic monuments against the possible damaging effects of the works connected with the utilisation of the natural earth resources;

     - the restoration of the plots of land used to a condition suitable for further economic utilisation.

                                  Paragraph 7

                                 Business year

7.1. The business year of the Joint Venture shall be the calendar year.

                                  Paragraph 8

              Fund in accordance with the Articles of Association

8.1. The Articles of Association Fund of the Joint Venture shall total

                               US $20,000,000.00

                 (in words:  two million United States Dollars)

8.2. The Articles of Association Fund shall be formed by the contractual participants by cash payments in the form of inpayments to the current account of the Joint Venture to be set up for Roubles and freely convertible currency as follows:

     1.   Austrian Participant:

          Cash inpayment totalling US $1,000,000.00:

     2.   Soviet Participant:

          Cash payment totalling        US $1,000,000.00:

          payable in Soviet Roubles, converted at the official commercial rate of exchange of the State Bank of the USSR and on the date of making the payment.

     Total value of the inpayments      US $2,000,000.00.

8.3. The participants shall have the following shares in the Joint Venture in accordance with the inpayments into the Articles of Association Fund:

     Austrian Participant:  50 % of the shares

     Soviet Participant:  50% of the shares

8.4. The cash payment shall become due thirty days after receiving the approvals and licenses necessary for the activities of the Joint Venture in accordance with Paragraph 4.4 of these Articles of Association.

8.5. The fund may be increased with the agreement of the participants in response to a unanimous decision of the Managing Board of the Joint Venture. The drawing right shal1 accrue to the participants according to their shares. The drawing right is to be exercised within a deadline to be set by the Managing Board, which must not be less than thirty days nor exceed 180 days. A drawing right not exercised within this deadline shall be offered by the Joint Venture to the other participant. If the latter accepts the offer, then the shares in the Joint Venture shall change in accordance with the new shares in the Articles of Association Fund. If the latter does not accept the offer within the deadline set in the offer, then the drawing right shall decay.

8.6. There is no obligation to put up any further capital.

                                  Paragraph 9

                                   Financing

9.1. In addition to the payments of the contractual participants into the Articles of Association Fund the participants do hereby guarantee the Joint Venture fixed agreed private loans for the first phase (exploration) of its activities totalling

                               US $28,000,000.00

            (in words:  twenty eight million United States Dollars),

     whereby each participant shall be responsible in accordance with the credit and loan agreements (Appendices 4 and 5) attached to these Articles of Association for

                               US $14,000,000.00

     respectively, which in the case of the Soviet participant shall be paid in Soviet Roubles, converted at the official commercial rate of exchange of the State Bank of the USSR on the date of the remittance.

9.2. Expenditure above and beyond this amount may only tee effected by agreement between the participants. For this purpose the Joint Venture may take up in the necessary scope credit lines in Soviet Roubles and in freely convertible currency.

9.3. Any investment and operating costs incurred at regular investment and operating costs for exploration, development, extraction, processing, transportation and sale shall be covered in the event of economic strikes by the proceeds from the economic activities of the Joint Venture.

9.4. The amount set in the agreement between the participants (Appendix 6) the transfer of the rights for the borehole already sunk by the Soviet participant shall be offset with the private loan mentioned in Point 9.1 of this paragraph of the Soviet participant.

                                  Paragraph 10

                               Disposal of shares

10.1. Any disposal of shares in the Joint Venture or of parts of shares, that is to say any transfer, abrogation, encumbering or change in content of these shares, shall only be permitted in the event of the agreement of the participants with a unanimous vote of the Managing Board.

10.2. A participant may only refuse his agreement for projectively justified reasons.

10.3. In the event of the transfer of a share (sale, donation, contribution, exchange) in the Joint Venture or a part of such a share by either of the participants, the other participant shall have as right of preemption.

10.4. The selling participant must notify the content of the agreement conclude with the buying new participant immediately in writing to the party having right of preemption. The right of preemption may only be exercised up to the expiry of a period sixty days from receipt of this notice by written declaration to the disposing party.

                                  Paragraph 11

                       Inclusion of further participants

11.1. The contractual participants do hereby agree, where necessary to include further participants in the Joint Venture, in order to ensure the materialisation of the aims and the object of the Joint Venture, especially the financing of phases 2 and 3.

11.2. The contractual participants in so doing do hereby also agree, that such participants must be selected and included from the point of view of the optimum materialisation of the aims and object of the Joint Venture. The decision on the inclusion of further participants in the Joint Venture shall be taken amicably by the contractual participants. A unanimous resolution of the Managing Board shall also be necessary.

                                  Paragraph 12

                                    Branches

12.1. The Joint Venture shall be entitled to set up branches and appoint representatives as well as subsidiaries inside and outside the USSR.

12.2. The decision concerning the setting up of branches, subsidiaries and the appointment of representatives shall be taken by the Managing Board.

                                  Paragraph 13

                         Reserve fund and further funds

13.1. The Joint Venture shall form a reserve fund in the amount specified by Soviet legislation from the gross profit remaining after deduction of any expenses and the amounts written off for depreciation of its assets.

13.2. The Managing Board of the Joint Venture shall decide on the formation of any further funds such as:

      -   a fund for the promotion of science and technology,
      - a development fund in the event of the expansion of the commercial activities of the Joint Venture,
      - a fund for the repayment of long-term credit lines and their interest amounts,
      -   a premium fund to pay for special services,
      - a continuation fund for the training and further education of the employees of the Joint Venture,
      - a fund for social and cultural measures and for the building of dwellings.

13.3. What portion of the gross profit is to be allocated annually to what fund shall be decided by the Managing Board. The Board of Directors of the Joint Venture shall decide on the withdrawals from the individual funds with the exception of withdrawals from the Reserve Fund in accordance with appropriate resolutions of the Managing Board within the framework of its relevant jurisdiction and powers.

                                  Paragraph 14

                         Liability of the Joint Venture

14.1. The Joint Venture shall be liable with all of its assets for its commitments.

14.2. The Soviet State and the participants of the Joint Venture shall not be liable for commitments of the Joint Venture, and the Joint Venture shall not be liable for commitments of the Soviet State or its participants.

                                  Paragraph 15

                       Profit distribution and loss cover

15.1. The profit or loss of the Joint Venture shall be determined by the Managing Board for each business year.

15.2. The profit which may be distributed shall the Balance Sheet profit less the contributions to the Reserve Fund and any other apportionments to further funds of the Joint Venture decided upon by the Managing Board in accordance with paragraph 13, point 13.3 of these Articles of Association, as well as less the payments of any tax commitments.

15.3. The profit available for distribution shall be distributed between the Austrian and the Soviet participants in proportion to their shares in the Articles of Association fund of the Joint Venture.

15.4. The profit share of the Austrian participant in the proceeds of the Joint Venture in freely convertible currency shall be calculated fully in freely convertible currency. In the event of the distribution of this profit share the credit in freely convertible currency available in accounts of the Joint Venture shall in the first place be used to satisfy the profit payment claim of the Austrian participant.

15.5. In the event of a loss the Managing Board shall decide on whether and how the loss is to be settled after listening to the Board of Directors.

      In so doing it must be assumed that losses, arising from exploration and development works, shall be covered first from the proceeds of extraction.

      However as long as exploration and development works remain unsuccessful, cumulative losses shall be earned forward to new account without any time limit.

15.6. Losses not arising from the works mentioned in the foregoing paragraph shall be covered from the Reserve Fund of the Joint Venture.

                                  Paragraph 16

                              Amounts written off

16.1. The amount of the depreciation rates for the assets and property rights of the Joint Venture shall be established annually by the Managing Board in accordance with the financial needs of the Joint Venture.

                                  Paragraph 17

                           Accountancy and reporting

17.1. The Joint Venture shall trade on the basis of complete economic accounting and cost coverage as well as by internal and external financing and shall carry on its activities in accordance with the annual plans confirmed by the Managing Board of the Joint Venture.

17.2. The Joint Venture shall for this purpose conduct an operational, bookkeeping and statistical system of accounting and form of invoicing as specified for Joint Ventures in the USSR. It will conduct its accounting system on the principle of double-entry bookkeeping.

      If for the purposes of the accounting system freely convertible currency is to be converted into Soviet Roubles, this must be effected at the commercial rate of exchange of the State Bank of the USSR applicable on the date of the remittance.

17.3. Additionally the Joint Venture shall conduct its bookkeeping and accounting for submission to the financial authorities competent for the participants in accordance with the conditions of proper bookkeeping and drafting of Balance Sheets in accordance with the Accounting Law of 1990 of the Republic of Austria (BGB1. No. 475 of 31.07.1990) in the currency applicable version in German and in United States Dollars.

                                  Paragraph 18

                                Chief Accountant

18.1. The Chief Accountant of the Joint Venture shall be appointed by the Board of Directors. The prior consent of the Managing Board must be obtained for that appointment.

                                  Paragraph 19

                                Annual Accounts

19.1. At the latest three months after the end of the business year the Balance Sheets together with Profit and Loss Accounts of the Joint Venture for the business year which has elapsed must be drawn up by the Board of Directors in accordance with Paragraph 17, points 17.2 and 17.3.

19.2. With regard to the profit made, the Board of Directors must submit a proposal for its utilisation to the Managing Board within the same time limit.

                                  Paragraph 20

               Auditing of the financial and economic activities

20.1. Bookkeeping, invoicing and Annual Accounts shall be audited at the expense of the Joint Venture by an independent auditing company, to be selected by the Managing Board and which will have unrestricted access to all the ledgers and other records and vouchers of the Joint Venture.

                                  Paragraph 21

                          Organs of the Joint Venture

21.1. The organs of the Joint Venture are:

      -    a Managing Board,
      -    the Board of Directors.

21.2. Their composition and relevant powers and jurisdictions are set out and regulated in the following paragraphs.

                                  Paragraph 22

                                 Managing Board

22.1. The top organ of the Joint Venture shall be the Managing Board. It will determine especially the basic outlines of the commercial activities of the Joint Venture in accordance with these Articles of Association as well as its integral component and will be responsible for any specially highlighted tasks, above and beyond the course of day to day business activities.

      The course of day to day business activities shall however be the task of the Board of Directors.

22.2. The Managing Board shall consist of four people. Of these both participants shall in each case appoint two people. The Chairman of the Managing Board shall be a representative of the Austrian, and the Deputy Chairman shall be a representative of the Soviet participant. Additionally both participants shall in each case appoint a replacement member.

22.3. The members of the Board shall be appointed for a period of four years. The appointment may be revoked prematurely at the discretion of that participant of the Joint Venture which has appointed a Managing Board member.

      The appointment several times of a member of the Board for in each case a further period of office shall be allowed. The participants shall inform each other and the Board of Directors of the joint company in writing of the appointment or revocation of a member of the Managing Board. The appointment or dismissal shall become effective on the thirtieth day after receipt of the notice.

22.4. If necessary in response to a proposal from the Managing Board the Participants of the Joint Venture may appoint additional Managing Board members. In this case to safeguard the share ratios in the Articles of Association Fund the appointment may be made in accordance with the shares subscribed by the participants.

22.5. The Managing Board meeting shall be convened in writing by the Chairman of the Managing Board or - in his absence - by his deputy.

22.6. The notice must state the date, place and agenda of the Managing Board meeting.

      The participants and the Joint Venture must have received the notice at least 45 days before the date set for the meeting.

22.7. In the event of being prevented from personally attending a Managing
      Board meeting, a Managing Board member may have himself represented with a deciding vote at the meeting on the basis of a Power of Attorney issued in writing thereby, by another Managing Board member, a replacement member or by a third parry who is not a member of the Managing Board.

22.8. Managing Board meetings shall be convened as required, but at least twice a year. The annual results shall be discussed by the Managing Board no later than three months after the end of the relevant business year.

22.9. The participants, each Managing Board member, the Managing Director and the First Deputy Managing Director of the Joint Venture may demand the convening of a meeting by written application stating reasons. The participant may also convene the Managing Board meeting themselves subject to the convening notice, if there is no reply to their request to convene a meeting within thirty days.

22.10.The right to submit questions for decision to the Managing Board shall be held by the participants of the Joint Venture, the Managing Board members, the Managing Director and the First Deputy Managing Director.

22.11.Minutes of the Managing Board meeting shall be prepared. The Chairman of the Managing Board shall submit the corresponding minutes thirty days after the meeting for the members of the Managing Board who attended the meeting for signature.

22.12.The Managing Board shall be able to take resolutions, inform the Managing Board members who are personally present at the meeting or if they are properly represented in accordance with point 22.7. If the meeting is unable to take resolutions, then a fresh meeting must be convened within six weeks, which shall in every case be able to take resolutions on the same agenda.

22.13.The Managing Board shall take its resolutions basically with a simple majority of the votes of the Managing Board members attending. If the votes are equal, then the Chairman of the Managing Board shal1 have the casting vote. Managing Board members properly represented in accordance with point 22.7 shall be deemed to be attending.

22.14.The decision on the following important and fundamental questions of commercial policy and the general commercial activities of the Joint Venture shall however require unanimity:

     1)   Amendments to the Articles of Association of the Joint Venture;

     2) Stipulation of the fundamental aims of the activities of the Joint Venture;

     3)   The inclusion of further participants;

     4) Disposal of shares in accordance with Paragraph 10 of these Articles of Association.

     5)   The making of investments not included in the plans;

     6) The granting of securities for third parties, especially the acceptance of warranties, guarantees and similar promises;

     7) The protection and utilisation of industrial protection rights of the Joint Venture;

     8) The conclusion, amendment and cancellation of know-how, license and fundamental cooperation agreements;

     9)   The buying and selling of property;

     10) The setting up and formation of funds additional to those listed in Paragraph 12;

     11) The entering into service agreements with a duration of more than three years;

     12) The appointment and dismissal of the Managing Director and his Deputy proposed by the Soviet participant;

     13) Liquidation of the Joint Venture, the appointment of a Liquidation Committee and confirmation of the 1iquidation Balance Sheet.

22.15.Decisions on the following matters shall come especially within the jurisdiction of the Managing Board:

     1) Confirmation of the Annual Balance Sheet and Annual Report of the Board of Directors of the Joint Venture;

     2)   Distribution of the profit of the Joint Venture;

     3)   Preparation of the method of covering losses;

     4)   Resolutions concerning the taking up of credit lines;

     5) Confirmation of the programmes of the foreign trade activities of the Joint Venture as well as reports on their implementation;

     6) Confirmation of the production and finance plans as well as reports on their implementation;

     7) Stipulation of the funds of the Joint Venture. Determination of their scope, sources, from which they are formed, and the way in which they are used;

     8) Formation of the organs of the Joint Venture, determination of their powers as well as the termination of their activities;

     9) The setting up of branches and appointment of representatives as well as determination of their activities;

     10)  Stipulation of the rules of the internal Working Order,

     11)  Stipulation and amendment of the job plan;

     12) Stipulation of the qualifications and number of Austrian technical people as well as the contractual conditions for their activities in the Joint Venture;

     13) Confirmation of the training plan and measures for the training of the personnel of the Joint Venture;

     14) The appointment and dismissal of the Deputy of the Managing Director to be proposed by the Austrian participant.

22.16.Resolutions of the Managing Board may also be taken in writing. If all the Board members agree to this form of resolution, then a Managing Board meeting need not be convened.

22.17.The activities of the Managing Board shall be effected basically on an honorary basis, however the expenditure for travel and accommodation of the Joint Venture incurred by the Managing Board members through taking part in Managing Board meetings shall be repaid thereto. In addition the participants shall pay the remuneration of their Managing Board members themselves and for their own account.

22.18.The Order of Business to be drafted by the Managing Board shall regulate anything else.

                                  Paragraph 23

                               Board of Directors

23.1. The Board of Directors shall manage the day to day activities of the Joint Venture.

      It shall report to the Managing Board of the Joint Venture, implement the instructions and resolutions of the latter and shall be liable to the Board for complying with and executing the said instructions and resolutions.

23.2. The Board of Directors shall consist of the Managing Director and the First Deputy Managing Director, who will be appointed and dismissed by the Managing Board of the Joint Venture. The Managing Director shall be appointed in response to a proposal from the Soviet participant, and the First Deputy Managing Director in response to a proposal from the Austrian participant.

23.3. The Managing Director and First Deputy Managing Director shall be appointed for a period of three years. Their appointment may be revoked by a resolution of the Managing Board or in response to a proposal from the Soviet participant concerning the Managing Director or a proposal of the Austrian participant concerning the First Deputy Managing Director.

      On revocation of the appointment the employment relationship of the affected parry with the Joint Venture is to be cancelled immediately.

      An appointment several times in each case for a further period of office shall be allowed.

23.4. If necessary the Board of Directors may be supplemented by resolution of the Managing Board by the appointment of further Deputy Managing Directors as well as being reduced by dismissal thereof.

23.5. Two members of the Board of Directors appointed by different participants shall be entitled to represent the Joint Venture outwardly. They shall in each case have only jointly unrestricted powers to act and sign, provided this is not expressly restricted in this contract or in the Articles of Association of the Joint Venture.

23.6. The Managing Director and First Deputy Managing Director shall take part in meetings of the Management Board with a consultative vote.

23.7. The activities of the Board of Directors shall be effected in accordance with the conditions of this contract and the Articles of Association of the Joint Venture in accordance with the principle of unanimity. If there is no unanimity, each member of thc Board of Directors shall be entitled, to approach the Managing Board to bring about a binding decision.

23.8. Applications to the Managing Board are to be made basically by the Board of Directors as an organ. If it is impossible for its members to reach agreement, then each member of the Board of Directors shall make applications independently.

23.9. The Board of Directors must obtain the prior written consent of the Managing Board for the following transactions:

     1) The acquisition, sale or encumbering of plots of land or rights equal to plots of land;

     2)   The erection of production plants at new locations;

     3)   The acquisition of third party companies or participation therein;

     4)   The granting of credit outside the usual commercial operations;

     5)   The appointment of special proxies or authorised agents;

     6) The acceptance of warranties and guarantees (with the exception of the acceptance of guarantees in normal goods traffic);

     7)   The taking up of long-term bank credit lines or loans;

     8)   Entering into commitments on bills of exchange;

     9) The making of investments and placing of orders with an initial or production value of more than US $500,000.00 or a corresponding value in Soviet Roubles, converted at the official commercial rate of exchange of the State Bank of the USSR;

    10) The conducting of active proceedings with a value at dispute of more than US $50,000.00;

    11) The conclusion of agreements, which as regards their financial effects are of special significance to the future development of the Joint Venture, especially if such agreements are to bind the Joint Venture for longer than two years;

    12) Obligations as regards basic rates of remuneration, social security contributions and pensions.

23.10.The Managing Board may give its consent to certain transactions in advance as well as amending limits of amounts for the transactions mentioned under point 17.9.

23.11.The commercial activities of the Joint Venture shall take place in accordance with the Directives and at prices, proposed by the Board of Directors and which must be approved by the Managing Board when confirming the finance plan.

23.12.The placing of orders with third parties must be effected subject to the prerequisite of financial and technical competitiveness (price, technical execution, delivery times and the like) so that the participants of the Joint Venture will receive the order in preference on equal offer conditions. If offers of the Soviet participant and the Austrian participant are equa1, then the Soviet participant shall be given preference. In the Business Order of the Board of Directors conditions must be included concerning the methods of tender competitions and the allocation of orders.

23.13.The Board of Directors shall be liable to the Managing Board in respect of the following items,

     1) The execution of the resolutions of the Managing Board and the provision of reports relating thereto;

     2)   The drafting of Annual investment and finance plans;

     3) The provision at the latest 45 days after the end of each month of a monthly Profit and Loss Account, a list of the sums of the bills receivable for goods and services as well as a list of the cash flow and the positions of the Bank accounts including the current stage of the obligations of the Joint Venture, to be produced and forwarded directly to the participants;

     4) to draft reports on those transactions, which may be of considerable significance to the profitability or liquidity of the Joint Venture in good enough time so that the Board can comment on them;

     5) to submit no later than three months after the end of the business year the Annual Accounts, the Profit and Loss Account and the situation report and report on the profitability of the Joint Venture, especially the profitability of the ordinary capital;

     6) at the request of the Board to report at any time on basic or fundamental matters of the Joint Venture.

23.14.The activities of the Board of Directors shall also be regulated by the Order of Business to be drafted by it and approved by the Managing Board.

                                  Paragraph 24

                        Powers of the Managing Director
                     and the First Deputy Managing Director

24.1. The Managing Director of the Joint Venture shall within the framework of the powers accruing to him in accordance with this contract and the Articles of Association of the Joint Venture fu1fill the following functions:

      The Managing Director

    1) shall manage the activities of the Joint Venture in accordance with the programmes of the Joint Venture;

    2) dispose of the assets of the Joint Venture including its cash funds within the framework laid down in Paragraph 17, Point 17.9;

    3) submit to the Managing Board of the Joint Venture the drafts of the programmes and plans as well as the reports on the implementation of these programmes and plans for confirmation; no later than three months after the end of the business year he will submit the Annual Balance Sheet, and Annual Report and the Report on the implementation of the Finance Plan;

    4) shall act without Power of Attorney in the name of the Joint Venture, represent it with respect to authorities, companies and organisations both in the USSR and abroad;

    5) undertake transactions of any kind and legal transactions, provided that this contract does not contain any restrictions, he shall issue Powers of Attorney and in agreement with the First Deputy Managing Director open current and other accounts of the Joint Venture at Banks;

    6) shall be liable for the drafting of the rules of the internal Working Order, submit them to the Managing Board of the Joint Venture for confirmation and ensure that these rules are complied with;

    7) in accordance with the precepts of the Order of Business of the Board of Directors he will determine the structural breakdown of the Joint Venture and the job plans of the employees of the Joint Venture;

    8) shall decide and issue instructions concerning operational matters relating to the internal activities of the Joint Venture;

    9) prepare proposals concerning the plans and measures for the training of the personnel of the Joint Venture and submit them to the Managing Board for confirmation;

   10) prepare any further necessary materials and proposals, which must be submitted to the Managing Board of the Joint Venture for examination, and shall ensure the implementation of the decisions taken by the Managing Board.

24.2. Decisions, the financial consequences of which go above US $10,000.00 shall require the agreement of the Managing Director and the First Deputy Managing Director to be effective.

      In addition any documents to be submitted to the Managing Board for decision, as well as the hiring and firing of personnel shall require agreement.

24.3. The First Deputy Managing Director shall take over the tasks and powers of the Managing Director in the event of his illness or absence. Moreover his powers shall be regulated in the Order of Business of the Board of Directors.

24.4. The Managing Director and First Deputy Managing Director shall regularly inform each other comprehensively of the progress of the economic activities of the Joint Venture, but at least once a week.

24.5. The specific division of labour and method of operation of the Board of Directors shall be laid down in the Order of Business to be approved by the Managing Board. Regardless of the total liability of the Board of Directors the competence and liability of the Directors for their business area shall bc clear from this Order of Business.

                                  Paragraph 25

                            Directors and Personnel

25.1. The personnel of the Joint Venture shall consist largely of Soviet citizens, but also of foreign citizens, for which the Austrian Participant shall have a right of proposal.

25.2. Questions of the conditions for the appointment and dismissal of employees, wages and salaries and additional material incentives, the working hours and holidays, industrial protection and social support of the employees shall be regulated by the Joint Venture by way of deviation from any other valid labour legislation of thc USSR and the RSFSR independently by its Managing Board.

25.3. The Directors and personnel of the Joint Venture and its branches or representatives shall therefore receive in response to a decision of the Managing Board remunerations and Social Security payments, which shall not be less than those for comparable activities in the company, which has the right of proposal for the Director or employee.

25.4. Moreover the obligations and rights of the foreign Directors and foreign personnel shall be governed by the agreements concluded individually therewith. The technical requirements and qualifications of the individual employees shall in each case by stipulated separately by the Joint Venture.

25.5. Without the consent of the Managing Board only service agreements with a duration of at most three years may be concluded by the Board of Directors with Soviet and foreign employees of the Joint Venture.

25.6. The Board of Directors of the Joint Venture is obliged, to conclude collective agreement with the union organisation which is to be formed within the Joint Venture. Before commencement of negotiations with the collective detail framework conditions for the collective agreement must be submitted by the Board of Directors to the Managing Board for approval. If the framework conditions are exceeded this will again require approval by the Managing Board.

25.7. Each employee of the Joint Venture shall be entitled to also approach individual Managing Board members, if he feels that his rights have been violated.

                                  Paragraph 26

               Cancellation and termination of the Joint Venture

26.1. The Joint Venture is formed for an unspecified duration.
      It will end on the expiry of the commercial extraction and completion of the processing, transport and sale of hydrocarbons in accordance with Paragraph 3 of these Articles of Association.

26.2. In the event of cancellation by a participant the Joint Venture shall not be ended. If the cancellation becomes legally effective, then the rights and obligations arising out of the credit and loan agreement between the Joint Venture and the cancelling participant shall become ineffective. The other participant shall in this case be entitled to take over the share of the cancelling participant.

26.3. The cancelling participant shall receive his share of the assets at the value, to be determined appropriately in the event of the liquidation of the Joint Venture. The conditions stipulated in this paragraph for this case shall be applied similarly.

      An auditing of the established value by an international auditing company shall in this case only be undertaken in response to a request from the participant, who will also pay the costs of the audit.

26.4. Cancellation by a participant may be effected at the earliest after complete granting of the loan by the said participant as mentioned in Paragraph 9, Point 9.1 of these Articles of Association.

26.5. In the event of the official establishment of the inability to pay of a participant by competent organs, involving the winding up of the said participant, or if a participant voluntarily causes the loss of his legal status, then the rights and obligations of this participant shall be treated by the Joint Venture as if he had cancelled.

26.6. The Joint Venture shall be prematurely terminated:

      - if the Managing Board of the Joint Venture takes an appropriate unanimous resolution;

      - in those cases, in which the regulation documents applicable to the Joint Venture (paragraph 4 of the contract relating to the formation and activities of the Joint Venture) provide for his liquidation.

26.7. The participants do hereby agree that the exploration on a risk basis will mean initially a fairly long loss period which will therefore not lead to premature winding up of the Joint Venture.

26.8. In the event of the termination of the Joint Venture the Managing
      Board shall appoint a liquidation committee, which will consist of three people.

      the liquidation committee shall issue a liquidation balance sheet, which will be submitted to the Managing Board for approval. The valuation of the assets shall be effected by the liquidation committee in accordance with the recommendations for the procedure of Auditors when valuing whole companies of the U.E.C. committee for technical matters and research (KFF) from the year 1980.

      The liquidation balance sheet shall require an audit by an international auditing company for its acceptance.

26.9. The residual assets shall after payment of the debts and redemption of the commitments of the Joint Venture be paid out in accordance with the approved liquidation balance sheet to the participants in proportion to their shares in the Articles of Association Fund. Freely available and transferable currency of the Joint Venture shall first be used for payments to the Austrian participant.

      If there is no freely available and transferable currency in the scope necessary to satisfy the Austrian participant, the Joint Venture must acquire freely convertible and transferable currency for the remaining share of the Austrian participant.

26.10.On liquidation of the Joint Venture or on the departure of a participant from the Joint Venture the outpayment of the relevant shares in the Joint Venture between the participants shall be effected in the form of cash or goods at the residual value of the share on the date of liquidation or departure determined in accordance with this paragraph. At the time of liquidation before any outpayment of shares the commitments of each participant must be settled in respect to the other participant and third parties.

                                  Paragraph 27

                            Court of Arbitration and
                                 Applicable Law

27.1. Any differences of opinion between the contractual participants, which cannot be settled amicably, shall be settled subject to the exclusion of the ordinary Courts by a Court of Arbitration of the Zurich Chamber of Trade to the exclusion of Swiss Collision Law ruling in accordance with material Swiss Law and binding on the participants, unless other legal principles are applicable in accordance with Paragraph 4 of the contract concerning the formation and activities of the Joint Venture.

27.2. The Court of Arbitration shall proceed in accordance with the applicable conciliation and Arbitration Decree of the Zurich Chamber of Trade and shall consist of the normal three Arbitrators. One each may be appointed by each contractual participant. The proceedings of the Court of Arbitration shall be conducted in German.

27.3. The decision of the Court of Arbitration shall be final.

                                  Paragraph 28

                             Amendments and addenda
                         to the Articles of Association

28.1. Any amendments and addenda to these Articles of Association must be in writing in Russian and German and may only be included with the agreement of the representatives of the contractual participants given Powers of Attorney for this purpose.

                                  Paragraph 29

                    Language of the Articles of Association

29.1. The Russian and German versions of these Articles of Association shall be equally binding.

29.2. In the event of problems of interpretation caused by translation each contractual participant shall appoint an independent expert instructed to prepare a proposal to solve thc problems satisfying the financial aims and object of the Joint Venture.

                                  Paragraph 30

                                Validity clause

30.1. Should individual paragraphs of these Articles of Association or parts thereof be ineffective or become ineffective, this shall not affect the effectiveness of the other paragraphs and the whole Articles of Association.

30.2. The contractual participant shall in such a case be obliged, to replace the ineffective paragraph or its ineffective parts with a paragraph or parts thereof, which come the closest to the economic and financial sense of the ineffective paragraph or parts thereof.

                                  Paragraph 31

                   Adjustment of the Articles of Association

31.1. In the event of relevant regulation documents of the USSR, the RSFSR or the Yakut-Sacha Socialist Soviet Republic becoming effective, especially with regard to Company, Corporation or Trade Law including Balance Sheet Law, the law of ownership of the land, the natural earth resources and movable items, or other areas affecting the activities of the Joint Venture, the contractual participants shall be entitled, to adapt the conditions of these Articles of Association to the sense and purpose of these regulation documents.

31.2. The adaptation of these Articles of Association or individual conditions thereof requested in writing with reasons by a contractual participant may only be refused by the other contractual participant for objectively justified reasons.

                                  Paragraph 32

               Integral components of the Articles of Association

32.1. The following items shall form integral components of these Articles of Association and the business principle for the formation and activities of the Joint Venture:

     1.   Survey map of the exploration areas;

     2.   Survey map for section 1;

     3.   Survey map for section 2;

     4. Credit and loan agreement between PGO LENANEFTEGASGEOLOGIJA and the Joint Venture;

     5. Credit and loan agreement between OEMV (JAKUTIEN) Exploration Gesellschaft m.b.H. and the Joint Venture;

     6. Agreement between OEMV (JAKUTIEN) Exploration Gesellschaft m.b.H. and PGO LENANEFTEGASGEOLOGIJA;

     7.   Service agreement between PGO LENANEFTEGASGEOLOGIJA and the Joint
          Venture;

     8. Service agreement between OEMV (JAKUTIEN) Exploration Gesellschaft m.b.H. and the Joint Venture.

                                  Paragraph 33

                     Signing of the Articles of Association

33.1. These Articles of Association were signed

      on 7th June 1991 in Vienna

      in four copies in Russian and in German, the two language versions being equally binding.

33.2. These Articles of Association become effective the moment they are signed.

      In the name and on the instructions of
      PGO LENANEFTEGASGEOLOGIJA

      (signature)

      Selenski, V.V.

      (Signature)

      Jachenko, V.M.

      In the name and on the instructions of the Company

      OEMV (JAKUTIEN) Exploration Gesellschaft m.b.H.

      (Signature)

      Helmut Langanger


                                Amendment of the

                                    CONTRACT

                    relating to the formation and activities

                            of the Joint VentureTAKT

                                    between

                The State Committee of the Republic of Sacha for

                     Privatisation, Antimonopoly Policy and

                             Support for Enterprise

                                 67022 Yakutsk

                              Ulica Kirova No. 11

                           Republic of Sacha (Yakut)

                               Russian Federation

                 - hereinafter called the "Yakut Participant" -

                                 represented by

                                Mr. R. Burnashov

                                      and

              the OEMV (JAKUTIEN) Exploration Gesellschaft m.b.H.

                                 A-1090 Vienna

                              Otto-Wagner-Platz 5

                                    Austria

                    a legal entity governed by Austrian Law,
                - hereinafter called the "Austrian Participant" -,
                               represented by the
                      Director,Dipl. Ing. Helmut Langanger

                                    PREAMBLE

PGO Lenaneftegasgeologia and OEMV (JAKUTIEN) Exploration Gesellschaft m.b.H. signed the incorporation documents for thc TAKT Joint Venture on 7th June 1991;

The TAKT joint venture was registered with effect from 18th June 1991 in the Soviet City of Yakutsk and on 18th August 1991 at the Ministry of Finance of the Russian Federation;

In consideration of Decree No. 477 of 23.9.1991 of the Council of Ministers of the Republic of Sacha the Managing Board of TAKT decided on 2nd October 1991 to include GosKomnedra, of the Republic of Sacha (Yakut) as a further member of TAKT;

By decision of the Council of Ministers of the Republic of Sacha of 23rd September 1991 GosKomnedra Republic Sacha (Yakut) was liquidated.

The legal successor of GosKomnedra Republic Sacha (Yakut) is the Ministry for the Energy and Fuel Industry of the Republic of Sacha;

By decision of the Council of Ministers of the Republic of Sacha of 19.1.1992, No. 27, the raw materials industry of the Republic of Sacha was freshly organized.

The Government of the Republic of Sacha (Yakut) stipulated the changing of the founders of TAKT on the Yakut side on 29.5.92 in Decree No. 346/8.

The Managing Board of TAKT agreed on 29th September 1992 to the departure of Lenaneftegasgeologia and of GosKomnedra from TAKT and the inclusion of the Ministry for the energy and fuel industry as well as Jakutburneftegas as a new participant in TAKT.

By decree of 14th October 1992 No. 848-r the Government of the Republic of Sacha transferred all the shares of the State Administration organs in Joint Ventures to the State Committee of the Republic of Sacha for Privatisation, Antimonopoly Policy and Support for Enterprise.

The Managing Board of TAKT on 22nd February 1993 agreed to the transfer of the shares in the TAKT joint venture from the Ministry for the Energy and Fuel Industry and from Jakutburneftegas to the State Committee of the Republic of Sacha for Privatisation, Antimonopoly Policy and Support for Enterprise.

                                   Article 1

The Yakut member and the Austrian member do hereby agree, that on the basis of thc contract relating to the formation and activities of a joint venture including any appendices mentioned there of 7th June 1991 (Annex 1) as well as the addenda and amendments in accordance with subsequent Article 2 the Yakut participant is freshly included as a participant in the TAKT Joint Venture. The Yakut participant takes over the rights and obligations under the aforementioned contract as they have so far existed for the Yakut Russian participant.

                                   Article 2

2.1. The contract relating to the formation and activities of the TAKT Joint Venture is hereby amended as follows:

a)   Preamble

     The first paragraph is amended as follows:

     "The State Committee of the Republic of Sacha for Privatisation, Antimonopoly Policy and Support for Enterprise, which in accordance with the decree of the Government of the Republic of Sacha of 14th October 1992 No. 848-r has to take over all the shares in joint ventures from the State Administration organs."

b)   Paragraph 7 point 2 is amended as follows:

     "The funds as laid down in the Articles of Association shall be formed as follows by the parties to the contract by cash inpayments in the form of inpayments to the current accounts to be formed of the joint venture for Roubles and for freely convertible currency or by non-cash capital contributions, to be approved by the Managing Board:

     1.   Austrian Participant

          Cash inpayment or
          Non-cash capital contribution
          Totalling      US $1,000,000

     2.   Yakut participant

          Cash inpayment or
          Non-cash capital contribution
          Totalling      US $1,000,000

          payable in US$ or Russian Roubles, converted at the officially published rate of exchange of the State Bank of the Russian Federation on the date of inpayment or provision of the non-cash capital contribution.

          Total value of the inpayments US $2,000,000."

c)   Paragraph 7 point 4 is amended as follows:

     "The cash inpayments or non-cash capital contributions shall become due for payment at the latest thirty days after receipt of all the necessary approvals for the licenses in accordance with Paragraph 4.4 and the exploration and production splitting contract."

d)   Paragraph 8 point 1 is amended as follows:

     "In addition to the inpayments of the parties to the contract to the funds in accordance with the Articles of Association the participants do hereby grant to the Joint Venture for the first phase (Exploration) of his activities fixed agreed private loans totalling

                                 US $28,000,000

     (in words: Twenty eight million US Dollars), whereby each participant shall be responsible in accordance with the credit and loan agreements attached to this contract (Appendices 5 and 6) for

                                US $14,000,000.

     (in words: Fourteen million US Dollars), payable in US$ or Russian Roubles, converted at the officially published rate of exchange of the State Bank of the Russian Federation on the date of inpayment or provision of the non-cash capital contribution."

e)   Paragraph 8 Point 4 is deleted and not replaced.

f)   Paragraph 28 Point 1, 1st paragraph is amended as follows:

     "-It will make available to the Joint Venture free of charge all geological, geophysical and other technical data relating to the sections mentioned in Appendices 2 and 3 of this contract, which are in the possession of companies, which are subordinate to the Yakut participant directly or indirectly."

g)   Paragraph 31. Point 5 is supplemented at the end with a new subparagraph

     "The rights and obligations of the two participants arising out of Paragraph 31 Point 5 also apply equally to companies, which are subordinate to one of the two participants, directly or indirectly."

h)   Paragraph 43 Point 1 Figure 5 and Figure 8 are amended as follows:

     "Credit and loan agreement between the State Committee of the Republic of Sacha for Privatisation, Antimonopoly Policy and Support for Enterprise and the Joint Venture".

     Figure 8 is deleted and not replaced.

2.2. The Articles of Association of the joint venture TAKT are amended as follows:

a)   Paragraph 5 point 1 is amended as follows:

     "State Committee of the Republic of Sacha for Privatisation, Antimonopoly Policy and Support for Enterprise"

b)   Paragraph 8 Point 2 is amended as follows:

     "1) The funds in accordance with the Articles of Association shall be formed as set out hereinafter by the parties to the contract by cash inpayments in the form of inpayments to the current accounts of the joint venture to be set up for Roubles and for freely convertible currency or by non-cash capital contributions, to be approved by the Managing Board:

          1.   Austrian participant:

          Cash inpayment or non-cash
          capital contribution
          totalling US    $1,000,000

          2.   Yakut participant:

          Cash inpayment or non-cash
          capital contribution
          totalling US    $1,000,000

          payable in US$ or Russian Roubles, converted at the officially published rate of exchange of the State Bank of the Russian Federation on the date of inpayment or non-cash capital contribution.

          Total value of the inpayments US $2,000,000.

c)   Paragraph 8 Point 4 is amended as follows:

     "The cash inpayments or non-cash capital contributions shall become due at the latest thirty days after receipt of all the necessary approvals for the licenses in accordance with Paragraph 4.4 and the exploration and production splitting contract."

d)   Paragraph 9 point 1 is amended as follows:

     "In addition to the inpayments of the parties to the contract into the funds in accordance with Articles of Association the participants do guarantee to the joint venture for the first phase (exploration) of its activities fixed agreed private loans totalling

                                US $28,000,000.

     (in words:  Twenty eight million US Dollars),

     each participant being responsible in accordance with the credit and loan agreements (Appendices 4 and 5) attached to this contract for

                                US $14,000,000.

     (in words:  Fourteen million US Dollars),

     payable in US$ or Russian Roubles, converted at the officially published rate of exchange of the State Bank of the Russian Federation on the date of inpayment or the non-cash capital contribution."

e)   Paragraph 9 point 4 is deleted and not replaced.

f)   Paragraph 32 point 1 Figure 4 and Figure 7 are amended as follows:

     Figure 4
     "Credit and loan agreement between the State Committee of the Republic of Sacha for Privatisation, Antimonopoly Policy and Support for Enterprise and the Joint Venture"

     Figure 7 is deleted and not replaced.

2.3 The State Committee of the Republic of Sacha for Privatisation, Antimonopoly Policy and Support for Environment will enter with the TAKT joint venture into a credit and loan agreement in accordance with Appendix
     2. The credit and loan agreement shall be included as an integral component and commercial principle of the contract governing the formation and activities of the Joint Venture as Paragraph 43.1 Point 5 and as Paragraph 32.1 Point 4 of the Articles of Association.

                                   Article 3

All other paragraphs and appendices of the Contract relating to the formation and activities of the joint venture as well as the Articles of Association remain in force unchanged.


In the name and on the instructions of          (Stamp and signature
THE STATE COMMITTEE OF THE REPUBLIC             dated 21.04.93 of the
OF SACHA FOR                                    State Committee of
PRIVATISATION, ANTIMONOPOLY POLICY AND          Sacha)
SUPPORT FOR ENTERPRISE

     (Signature of Helmut Langanger)

In the name and on the instructions of
OEMV (JAKUTIEN) Exploration Gesellschaft m.b.H.

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